Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of July 5, 2011, is entered into by and among Primus Telecommunications Holding, Inc., a Delaware corporation (the “U.S. Issuer”), Primus Telecommunications Canada Inc., an Ontario, Canada corporation (the “Canadian Issuer”, and together with the U.S. Issuer, the “Issuers”), the Guarantors (as defined in the Indenture referred to below), The Bank of New York Mellon, as trustee (the “Trustee”), U.S. Bank National Association, as U.S. Collateral Trustee, and Computershare Trust Company of Canada, as Canadian Collateral Trustee (together with the U.S. Collateral Trustee, the “Collateral Trustees”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Indenture.

W I T N E S S E T H:

WHEREAS, the Issuers and the Guarantors have executed and delivered to the Trustee an indenture, dated as of December 22, 2009 and amended by the Supplemental Indenture, dated as of April 11, 2011 (as so amended, the “Indenture”), by and among the Issuers, the Guarantors, the Trustee and the Collateral Trustees, pursuant to which the Issuers have issued notes in the form of Units, each consisting of $653.85 principal amount of 13% Senior Secured Notes due 2016 of Primus Telecommunications Holding, Inc. and $346.15 principal amount of 13% Senior Secured Notes due 2016 of Primus Telecommunications Canada Inc. (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that, subject to certain exceptions, the Issuers, the Guarantors, and the Trustee may (i) amend or supplement the Indenture, other than amendments or supplements that have the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes, with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, excluding the Notes owned by Primus Telecommunications Group, Incorporated or its affiliates, and (ii) amend or supplement the Indenture and any Security Document in a manner that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes, with the consent of the Holders of at least 66 2/3% in aggregate principal amount of the then outstanding Notes, excluding the Notes owned by Primus Telecommunications Group, Incorporated or its affiliates (collectively, the “Requisite Consents”);

WHEREAS, the U.S. Issuer has made an offer to exchange newly issued 10% Senior Secured Notes due 2017 of the U.S. Issuer for any and all outstanding Notes, and the Issuers have solicited the Requisite Consents with respect to certain amendments to the Indenture, which include amendments designed to eliminate most restrictive covenants and certain Events of Default, and to release the Liens securing the Notes, as described more fully herein (the “Release and Amendments”), in each case, pursuant to the terms and conditions of the offering circular and consent solicitation statement, dated as of June 6, 2011 and supplemented by that certain supplement dated June 13, 2011 (as so supplemented, the “Offering Circular”);

WHEREAS, the Issuers have received the Requisite Consents to effect the proposed Release and Amendments and have delivered to the Trustee Officers’ Certificates and Opinions of Counsel stating, among other things, that all conditions precedent provided for in the Indenture with respect to the Release and Amendments and the execution and delivery of this Second Supplemental Indenture have been complied with;

WHEREAS, except as set forth in Section 2.01 of this Second Supplemental Indenture, all acts and requirements necessary to make this Second Supplemental Indenture the legal, valid and binding obligation of the Issuers and the Guarantors have been done;

WHEREAS, the proposed Release and Amendments do not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Trustees; and

WHEREAS, each of the Issuers has been authorized by a resolution of its Board of Directors to enter into this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree for the benefit of each other party hereto and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE 1

AMENDMENTS

Section 1.01. Amendment to Covenants. On the Settlement Date, as defined in the Offering Circular, the Indenture shall be amended to delete the following Sections in their entirety and any and all references to such Sections and any defined terms used solely in such Sections and any and all obligations thereunder shall be deleted throughout the Indenture, and such references, defined terms and Sections shall thereafter be of no further force or effect:

a)	Section 3.08. Offer to Purchase by Application of Excess Proceeds;

b)	Section 4.03. Reports;

c)	Section 4.04. Compliance Certificate;

d)	Section 4.07. Restricted Payments;

e)	Section 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;

f)	Section 4.09. Incurrence of Indebtedness and Issuance of Disqualified Stock;

g)	Section 4.10. Asset Sales;

h)	Section 4.11. Transactions with Affiliates;

i)	Section 4.12. Liens;

j)	Section 4.13. Business Activities;

k)	Section 4.15. Offer to Repurchase Upon Change of Control;

l)	Section 4.16. Payments for Consent;

m)	Section 4.17. Additional Note Guarantees; and

n)	Section 4.20. Excess Class Flow Offer.

Section 1.02. Amendments to Events of Default. On the Settlement Date, as defined in the Offering Circular, the Indenture shall be amended to delete the following Sections in their entirety and any and all references to such Sections and any defined terms used solely in such Sections and any and all obligations thereunder shall be deleted throughout the Indenture, and such references, defined terms and Sections shall thereafter be of no further force or effect:

a)	Section 6.01(3). Default under Section 3.01(e), 4.10, 4.15, 4.20 or 5.01;

b)	Section 6.01(5). Failure to pay indebtedness, other than the Notes, of $15 million or more in principal amount;

c)	Section 6.01(6). Non-payment of final judgments in excess of $15 million;

d)	Section 6.01(7). Failure with respect to enforceability and priority of Liens;

e)	Section 6.01(8). Unenforceability or denial of obligations under Note Guarantees;

f)	Section 6.01(9). Commencement of Bankruptcy proceedings; and

g)	Section 6.01(10). Issuance of order for relief under any Bankruptcy law.

Section 1.03. Amendments to Collateral and Security.

a)	On the Settlement Date, as defined in the Offering Circular, the Indenture shall be amended to restate in its entirety Section 12.01 to the Indenture, as follows:

“Section 12.01. Release of Liens in respect of Notes. Upon the consummation of the exchange offers and consent solicitation (which, for the avoidance of doubt, shall occur upon the execution and delivery of that certain indenture governing the U.S. Issuer’s newly issued 10% Senior Secured Notes due 2017 by each of the parties thereto) contemplated by that certain offering circular and consent solicitation statement, dated June 6, 2011 and supplemented by that certain supplement, dated June 13, 2011, (i) all Liens on the Collateral arising under the Security Documents are automatically released and terminated, absolutely and irrevocably, (ii) the Security Documents are terminated, and each of the Collateral Trustees expressly relinquishes, releases and renders ineffective all of its right, power and interest derived from or under the Security Documents (except for those provisions that are expressly stated to survive the termination of the Security Documents), and (iii) all obligations and liabilities under the Security Documents of the parties thereto are satisfied in full (except for those obligations and liabilities that are expressly stated to survive the termination of the Security Documents). For the avoidance of doubt, the foregoing shall not be deemed to satisfy or discharge any obligations or liabilities under this Indenture or the Notes. In addition to and without limiting the foregoing, the Collateral Trustees are hereby directed to execute, deliver and/or file any and all instruments and to take such other actions, in each case, that may be necessary or advisable to evidence the release, termination and satisfaction effected hereby.”

b)	On the Settlement Date, as defined in the Offering Circular, the Indenture shall be amended to delete the following Sections in their entirety and any and all references to such Sections and any defined terms used solely in such Sections and any and all obligations thereunder shall be deleted throughout the Indenture, and such references, defined terms and Sections shall thereafter be of no further force or effect:

i.	Section 12.02. Security Documents;

ii.	Section 12.03. Collateral Trustee;

iii.	Section 12.04. Release of Liens and Guarantees in Respect of Notes;

iv.	Section 12.05. Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt;

v.	Section 12.06. Ranking of U.S. Parity Liens;

vi.	Section 12.07. Ranking of Canadian Parity Liens;

vii.	Section 12.08. Relative Rights;

viii.	Section 12.09. Further Assurances; and

ix.	Section 12.10. Application of Proceeds.

Section 1.04. Other Amendments.

a)	On the Settlement Date, as defined in the Offering Circular, the Indenture shall be amended to add a new Section 2.14 to the Indenture, as follows:

“Section 2.14 Reacquired Securities. Notwithstanding anything in this Indenture or the Notes to the contrary, any and all Units and/or Notes that have been repurchased, purchased or otherwise acquired, as the case may be, by the Issuers or their Affiliates may be transferred or assigned among the Issuers and their Affiliates, whether existing now or in the future, without regard to the limitations set forth in this Article II, including limitations set forth in Section 2.01(c) that had prohibited the separate transfer of the Notes of each Issuer comprising a Unit.”

b)	On the Settlement Date, as defined in the Offering Circular, the Indenture shall be amended to restate in its entirety Section 5.01 to the Indenture, as follows:

“Section 5.01. Merger, Consolidation or Sale of Assets. The Company and the Issuers shall not consolidate, merge or amalgamate with or into another Person or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company, such Issuers and their respective Restricted Subsidiaries, in each case, unless (a) the Company or such Issuer is the surviving corporation, or the Person formed by or surviving any such consolidation or merger or amalgamation (if other than the Company or such Issuer) or to which such sale, assignment, transfer, conveyance, or other disposition has been made (the “Successor Person”) is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia and if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws, and (b) the Person formed by or surviving any such consolidation or merger (if other than the Company or such Issuer) or the Successor Person assumes all of the obligations of the Company or such Issuer under the Notes and Indenture pursuant to agreements reasonably satisfactory to the Trustee.”

c)	In addition to and without limiting the other provisions hereof, on the Settlement Date, as defined in the Offering Circular, the Indenture shall be amended to delete the following definitions in their entirety and any and all references to such defined terms shall be deleted throughout the Indenture and such references and defined terms shall thereafter be of no further force or effect:

i.	Acquisition Debt Ratio Test;

ii.	Affiliate Transaction;

iii.	Asset Sale Offer;

iv.	Canadian Premises;

v.	Canadian Mortgages;

vi.	Change of Control Offer;

vii.	Change of Control Payment;

viii.	Change of Control Payment Date;

ix.	Collateral Proceeds Account;

x.	Excess Cash Flow Offer;

xi.	Excess Cash Flow Offer Amount;

xii.	Excess Cash Flow Offer Payment Date;

xiii.	Excess Proceeds;

xiv.	incur;

xv.	Offer Amount;

xvi.	Offer Period;

xvii.	Payment Default;

xviii.	Permitted Debt;

xix.	Purchase Date;

xx.	Relevant Fiscal Year;

xxi.	Restricted Payments;

xxii.	U.S. Premises; and

xxiii.	U.S. Mortgages.

ARTICLE 2

MISCELLANEOUS

Section 2.01. Effect and Operation of Second Supplemental Indenture. This Second Supplemental Indenture (other than Article 1 hereof) will become effective and binding upon its execution by the Issuers, the Guarantors, the Trustee and the Collateral Trustees. Article 1 hereof will become operative upon the consummation of the exchange offers and consent solicitation contemplated by the Offering Circular, which, for the avoidance of doubt, shall occur upon the execution and delivery of that certain indenture governing the U.S. Issuer’s newly issued 10% Senior Secured Notes due 2017 by each of the parties thereto . Notwithstanding the foregoing, this Second Supplemental Indenture shall be null and void ab initio if the Settlement Date, as defined in the Offering Circular, does not occur by the earlier of (i) the tenth (10th) Business Day after the Expiration Time, as defined in the Offering Circular, and (ii) the termination of the Support Agreement in accordance with its terms.

Section 2.02. Indenture and Second Supplemental Indenture construed together. The Indenture shall be modified and amended in accordance with this Second Supplemental Indenture and all the terms and conditions of both shall be read together as though they constitute one instrument, except that in case of conflict, the provisions of this Second Supplemental Indenture will control.

Section 2.03. Severability. In the event any provision in the Indenture as amended by the Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.04. Headings. The Article and Section headings of this Second Supplemental Indenture have been inserted for convenience only, and shall not affect the construction hereof.

Section 2.05. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 2.06. Successors. All agreements of the Issuers in this Second Supplemental Indenture shall bind their respective successors. All agreements of the Trustee and Collateral Trustees in this Second Supplemental Indenture shall bind their respective successors. All agreements of the Guarantors in this Second Supplemental Indenture shall bind their respective successors.

Section 2.07. The Trustee and Collateral Trustees. The Trustee and Collateral Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuers and the Guarantors.

Section 2.08. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

PRIMUS TELECOMMUNICATIONS HOLDING, INC.

By:

Name:

Title:

PRIMUS TELECOMMUNICATIONS CANADA INC.

By:

Name:

Title:

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED, as a U.S. Guarantor and an unsecured Canadian Guarantor

By:

Name:

Title:

Signature Page to Second Supplemental Indenture

ARBINET CORPORATION

ANIP, INC.

ARBINET CARRIER SERVICES, INC.

ARBINET COMMUNICATIONS, INC.

ARBINET DIGITAL MEDIA CORPORATION

ARBINET MANAGED SERVICES, INC.

ARBINET SERVICES, INC.

BELL FAX, INC.

PRIMUS TELECOMMUNICATIONS, INC.

IPRIMUS USA, INC.

PRIMUS TELECOMMUNICATIONS IHC, INC.

LINGO HOLDINGS, INC.

LINGO, INC.,

as Guarantors

By:

Name:

Title:

3082833 NOVA SCOTIA, LLC TELESONIC COMMUNICATIONS INC., as Guarantors

By:

Name:

Title:

Signature Page to Second Supplemental Indenture

THE BANK OF NEW YORK MELLON, as Trustee

By:

Name:

Title:

U.S. BANK NATIONAL ASSOCIATION, as U.S. Collateral Trustee

By:

Name:

Title:

COMPUTERSHARE TRUST COMPANY OF CANADA, as Canadian Collateral Trustee

By:

Name:

Title:

By:

Name:

Title:

Signature Page to Second Supplemental Indenture